EXHIBIT 10.11

List of V. Houston A Lease Assignors

Name	Working Interest Assignee
Allan Manka	1.333333%
Richard L. Holt, Trustee	2.66%
Cary Shaffer	3.99%
Barron Cheek	0.665%
Thomas Hernandez	1.33%
Larry Miller	6.65%
Billy D. Hooper	2.66%